Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Nina Devlin (Media)
917.262.2973
Kris King (Investors)
724.514.1813

Mylan’s Third Quarter 2011 Adjusted Diluted EPS Increases 28% to $0.55

2011 Adjusted Diluted EPS Guidance Range Tightened to $1.98 - $2.02

Reaffirms 2013 Target of $2.75 per Diluted Share, a Three-year CAGR of 20%, and Three-year Revenue CAGR of 15%

PITTSBURGH–Oct. 26, 2011–Mylan Inc. (Nasdaq: MYL) today announced its financial results for the three and nine months ended September 30, 2011.

Financial Highlights

•	Adjusted diluted EPS of $0.55 for the three months ended September 30 compared to $0.43 for the same prior year period;

•	Adjusted diluted EPS of $1.51 for the nine months ended September 30 compared to $1.16 for the same prior year period;

•	Total revenues of $1.58 billion for the three months ended September 30 compared to $1.36 billion for the same prior year period;

•	Total revenues of $4.60 billion for the nine months ended September 30 compared to $4.02 billion for the same prior year period;

•	On a GAAP basis, diluted EPS of $0.36 for the three months ended September 30 compared to $0.33 for the same prior year period;

•	On a GAAP basis, diluted EPS of $0.92 for the nine months ended September 30 compared to $0.71 for the same prior year period;

•	Cash provided by operating activities, excluding certain items, was $378.1 million, the highest quarter in terms of the generation of operating cash in the Company’s history.

Mylan Chairman and CEO Robert J. Coury said: “We have once again delivered a quarter of strong top-line and bottom-line growth, a continued testament to the scale and diversity of our powerful global platform. I would like to note in particular the very impressive results of our specialty segment, Dey Pharma. As a result of strong execution across this business, Dey’s performance is accelerating and it continues to be an important and exciting asset and growth driver for Mylan—one which we will continue to build on in the future.”

Coury continued: “We continually demonstrate that Mylan is much more than any one product or any single geography and have repeatedly absorbed the volatility and unpredictability inherent in our industry, while at the same time meeting or exceeding expectations for more than four consecutive years and consistently delivering strong results. With three quarters of the year completed, we are tightening our 2011 adjusted diluted EPS guidance range to $1.98 to $2.02, and are retaining our midpoint of $2.00 per share, excluding any potential contribution from the generic version of Doryx®, 150 mg. While this product is currently the subject of a preliminary injunction, the Federal Circuit has granted an expedited appeal with oral arguments scheduled for November 22, 2011. We are confident that we will prevail in the litigation and believe generic Doryx now represents a potential upside opportunity in the current year. Looking ahead, we reaffirm our compound annual growth targets of 15% top-line and 20% bottom-line, culminating in projected adjusted diluted EPS of $2.75 by the end of 2013.”

Financial Summary

Total third party revenues for the quarter ended September 30, 2011, increased $220.6 million, or 16.3% to $1.58 billion from $1.36 billion in the comparable prior year period. Total revenues include both net revenues and other revenues from third parties. Third party net revenues for the current quarter were $1.57 billion compared to $1.34 billion for the prior year quarter, representing an increase of $227.3 million, or 16.9%. Other third party revenues for the current quarter were $3.4 million compared to $10.1 million in the prior year quarter, a decrease of $6.7 million. Revenues in the current quarter were favorably impacted by the effect of foreign currency translation, generally reflecting a weaker U.S. dollar as compared to the currencies of the other major markets in which Mylan operates. Translating third party net revenues for the current quarter at prior year comparative period exchange rates would have resulted in year-over-year growth in third party net revenues, excluding foreign currency, of $177 million, or approximately 13%.

A tabular summary of the company’s revenues for the three and nine months ended September 30, 2011, and 2010, is included at the end of this release.

Third party net sales in Mylan’s Generics segment, which are derived from sales in North America, Europe, the Middle East and Africa (collectively, EMEA) and Asia Pacific were $1.36 billion in the current quarter, compared to $1.20 billion in the comparable prior year period.

Third party net sales from North America were $697.0 million for the current quarter, compared to $572.5 million for the comparable prior year period, representing an increase of $124.5 million or 21.7%. The increase in third party revenues was principally due to sales of new products and to a lesser extent, incremental revenue from the acquisition of Bioniche Pharma in September 2010, which together totaled approximately $103.0 million in the current quarter. New product revenue included Mylan’s 2011 launch of Budesonide (the generic version of AstraZeneca’s Entocort EC® capsules). Additionally, sales of existing products also increased during the quarter as a result of favorable pricing and increased volume. The effect of foreign currency translation was insignificant within North America.

Third party net sales from EMEA were $350.8 million for the current quarter, compared to $363.5 million for the comparable prior year period, a decrease of $12.7 million, or 3.5%. Foreign currency translation had a positive impact on sales for the current quarter, principally reflecting the weakening of the U.S. Dollar against the Euro. Translating current quarter third party net revenues from EMEA at prior year comparative period exchange rates would have resulted in a decline in third party net revenues, excluding the effect of foreign currency, of approximately $40 million, or 11%. This decrease was the result of competitive market conditions and government reform measures, both of which resulted in lower pricing in a number of European markets in which Mylan operates, primarily France and Spain. These decreases were offset by continued market share gains in Italy, where local currency revenues increased.

Sales in Asia Pacific are derived from Mylan’s operations in India, Australia, Japan and New Zealand. Asia Pacific third party net sales were $310.6 million for the current quarter, compared to $267.9 million for the comparable prior year period, an increase of $42.7 million, or 15.9%. Foreign currency translation had a positive impact on sales for the current quarter, reflecting the strengthening of certain regional currencies against the U.S. Dollar. Excluding the effect of foreign currency, calculated as described above, the increase was approximately $23 million, or 8%. This increase is primarily driven by higher third party sales from India, with growth in third party sales in Japan also contributing.

For the current quarter, the Specialty segment reported third party net sales of $213.9 million, an increase of $72.8 million, or 51.6%, from the comparable prior year period of $141.1 million. The increase was the result of higher sales of the EpiPen® Auto-Injector, which is used in the treatment of severe allergic reactions, and Dey’s Perforomist® Inhalation Solution. The increased sales of the EpiPen® Auto-Injector were the result of favorable pricing and volume, both in the U.S. and worldwide, while the increased sales of the Perforomist® Inhalation Solution were the result of increased volume.

Gross profit for the three months ended September 30, 2011 was $658.4 million and gross margins were 41.8%. For the three months ended September 30, 2010, gross profit was $580.1 million, and gross margins were 42.8%. Gross profit for the current quarter is impacted by certain purchase accounting related items, of approximately $104.1 million, which consisted primarily of amortization related to purchased intangible assets associated with acquisitions. Excluding such items, gross margins would have been approximately 48%. Prior year gross profit is also impacted by similar purchase accounting related items in the amount of $74.6 million. Excluding such items, gross margins in the prior year would have been approximately 48%.

Earnings from operations were $265.9 million for the three months ended September 30, 2011, compared to $234.3 million for the comparable prior year period. Excluding the impact of purchase accounting related items in both periods, as mentioned above, earnings from operations increased to $370.0 million in the current quarter from $308.9 million in the comparable prior year period. This increase was driven by higher gross profit in the current year as a result of the increase in revenues, partially offset by increases in selling, general and administrative costs (SG&A).

Interest expense for the three months ended September 30, 2011, totaled $85.8 million, compared to $87.5 million for the comparable prior year period. Included in interest expense for the current quarter and the comparable prior year period are $12.6 million and $17.6 million of expense primarily related to the amortization of the discounts on our convertible debt instruments and 2018 Senior Notes, net of amortization of the premium on our 2020 Senior Notes.

Other income (expense), net, was income of $12.1 million in the current quarter compared to expense of $15.3 million in the comparable prior year period. Generally included in other income (expense), net, are interest and dividend income and foreign exchange gains and losses.

EBITDA, which is defined as net income (loss) (excluding the non-controlling interest and income from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $419.7 million for the quarter ended September 30, 2011, and $327.1 million for the quarter ended September 30, 2010. After adjusting for certain items as further detailed below, adjusted EBITDA was $446.9 million for the current three-month period and $368.1 million for the comparable prior year period, representing a 21% increase.

Cash provided by operating activities, excluding certain items, was $378.1 million for the three months ended September 30, 2011. The excluded items consist of a payment of $60.4 million to Merck KGaA as reimbursement for the tax savings generated through the settlement of indemnified litigation, and a net $34.7 million reversal of deferred revenue. On a GAAP basis, cash provided by operating activities was $283.0 million.

For the nine months ended September 30, 2011, Mylan reported total revenues of $4.60 billion compared to $4.02 billion in the comparable prior year period, representing an increase of $582.6 million, or 14.5%. Revenues were favorably impacted by the effect of foreign currency translation, generally reflecting a weaker U.S. dollar as compared to the currencies in other major markets in which Mylan operates. Translating third party net revenues at prior year exchange rates would have resulted in year-over-year growth in third party net revenues excluding foreign currency of $459 million, or approximately 12%.

Other revenues from third parties for the nine months ended September 30, 2011, were $19.4 million compared to $36.4 million in the comparable prior year period, a decrease of $17.0 million.

Generics third party net sales were $4.14 billion for the nine months ended September 30, 2011, compared to $3.63 billion in the comparable prior year period.

Third party net sales from North America were $2.12 billion for the nine months ended September 30, 2011, compared to $1.71 billion for the comparable prior year period, representing an increase of $406.5 million, or 23.7%. The increase in third party revenues was principally due to sales of new products and, to a lesser extent, incremental revenue from the acquisition of Bioniche Pharma in September 2010, which together totaled approximately $357.9 million in the current year to date period. North American third party net revenues from existing products increased year over year as a result of a higher volumes, partially offset by a decrease in pricing. The effect of foreign currency translation was insignificant within North America.

Third party net sales from EMEA were $1.12 billion for the nine-month period ended September 30, 2011, compared to $1.15 billion for the comparable prior year period, a decrease of $30.3 million, or 2.6%. Excluding the favorable effect of foreign currency, calculated as described above, the decrease was approximately $99 million, or 9%. This decrease was the result of competitive market conditions and government reform measures, resulting in lower volume and pricing in a number of European markets in which Mylan operates, primarily France, the United Kingdom and Germany, offset by a strong performance in Italy.

In Asia Pacific, third party net sales were $897.6 million for the nine-month period ended September 30, 2011, compared to $769.1 million for the comparable prior year period, an increase of $128.5 million, or 16.7%. Excluding the favorable effect of foreign currency, calculated as described above, the increase was approximately $65 million, or 8%. This increase is primarily driven by higher third party sales in India and Japan.

Specialty reported third party net revenues of $442.7 million, an increase of $94.9 million, or 27.3% over the comparable prior year period amount of $347.8 million. The increase was the result of higher sales of the EpiPen® Auto-Injector and the Perforomist® Inhalation Solution. The increased sales of the EpiPen® Auto-Injector were the result of favorable pricing and increased volume, while the increased sales of the Perforomist® Inhalation Solution were the result of increased volume.

Gross profit for the nine months ended September 30, 2011 was $1.92 billion and gross margins were 41.7%. For the nine months ended September 30, 2010, gross profit was $1.64 billion and gross margins were 40.8%. Gross profit for the current year-to-date period is impacted by certain purchase accounting related items, of approximately $278.1 million, which consisted primarily of amortization related to purchased intangible assets associated with acquisitions. Excluding such items, gross margins would have been approximately 48%. Prior year gross profit is also impacted by similar purchase accounting related items in the amount of $217.6 million. Excluding such items, gross margins in the prior year would have been approximately 46%. This increase in gross margin is primarily the result of new product launches in North America and favorable pricing on the EpiPen® Auto-Injector.

Earnings from operations were $758.1 million for the nine months ended September 30, 2011, compared to $627.4 million for the comparable prior year period. Excluding the impact of purchase accounting related items in both periods, as mentioned above, earnings from operations increased to $1.04 billion in the current nine-month period from $845.0 million in the prior year comparable period, mainly due to an increase in gross profit as a result of an increase in revenues and gross margin improvement, partially offset by increases in R&D and SG&A expense. Also included in the current nine-month period is $28.5 million of net expense related to the settlement of litigation. In the comparable prior year period, Mylan recognized net expense from litigation settlements of $14.3 million.

Interest expense for the nine months ended September 30, 2011, totaled $254.8 million, compared to $240.0 million for comparable prior year period. The increase is primarily due to interest associated with the 2017, 2018 and 2020 Senior Notes debt offerings completed in 2010. Included in interest expense for the current quarter and the comparable prior year period are $36.8 million and $42.0 million, primarily related to the amortization of the discounts on our convertible debt instruments and 2018 Senior Notes, net of amortization of the premium on our 2020 Senior Notes.

Other income (expense), net, for the current nine-month period was income of $22.5 million compared to expense of $29.4 million in the comparable prior year period. In addition to the items discussed above, included in other income (expense), net, for the comparable prior year period are charges associated with the termination of certain interest rate swaps totaling $7.4 million and the write-off of previously deferred financing fees of $7.6 million, in conjunction with the debt offering completed during the nine months ended September 30, 2010.

EBITDA was $1.17 billion for the nine months ended September 30, 2011, and $910.9 million for the comparable prior year period. After adjusting for certain items as further detailed below, adjusted EBITDA was $1.27 billion for the current nine-month period and $1.03 billion for the comparable prior year period, representing a 24% increase.

Non-GAAP Financial Measures

Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude items such as amortization expense and other costs directly associated with the acquisitions as well as certain other expense and revenue items in order to supplement investors’ and other readers’ understanding and assessment of the company’s financial performance, because the company’s management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, the company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA is appropriate to provide additional information to investors to demonstrate the company’s ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the company’s ability to incur additional indebtedness. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS to adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS for the three and nine months ended September 30, 2011 and 2010 (in millions, except per share amounts):

	Three months ended September 30,				Nine months ended September 30,
	2011		2010		2011		2010
GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$156.7	$0.36	$108.4	$0.33	$407.3	$0.92	$221.0	$0.71
Purchase accounting related amortization (a)	104.1		74.6		278.1		217.6
Litigation settlements, net	2.2		1.5		28.5		14.3
Interest, primarily accretion of convertible debt discount	12.6		17.6		36.8		42.0
Financing related costs	—		—		—		15.0
Restructuring & other special items	15.4		31.8		46.0		62.3
Tax effect of the above items	(53.2)		(79.7)		(130.2)		(165.9)
Preferred dividend (b)	—		34.8		—		104.3

Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$237.8	$0.55	$189.0	$0.43	$666.5	$1.51	$510.6	$1.16

Weighted average diluted common shares outstanding (b)	431.6		437.9		441.8		438.2

(a)	Purchase accounting related amortization expense for the three and nine months ended September 30, 2011 includes a $16.2 million in-process research and development asset impairment charge.

(b)	Adjusted diluted EPS for the three and nine months ended September 30, 2010, was calculated under the "if-converted method" which assumes conversion of the company's preferred stock into 125.2 million shares of common stock, based on an average share price, and excludes the preferred dividend from the calculation, as the "if-converted method" is more dilutive.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. to adjusted EBITDA for the three and nine months ended September 30, 2011, and 2010 (in millions):

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
GAAP net earnings attributable to Mylan Inc. before preferred dividends	$156.7	$143.2	$407.3	$325.3
Add/(Deduct):
Net contribution attributable to the noncontrolling interest and equity method investees	0.7	0.4	1.6	(0.6)
Income taxes	34.8	(12.0)	116.9	33.3
Interest expense	85.8	87.5	254.8	240.0
Depreciation and amortization (a)	141.7	108.0	386.6	312.9

EBITDA	$419.7	$327.1	$1,167.2	$910.9
Add Adjustments:
Stock-based compensation expense	11.6	8.5	32.8	24.1
Litigation settlements, net	2.2	1.5	28.5	14.3
Restructuring and other special items	13.4	31.0	42.1	76.5

Adjusted EBITDA	$446.9	$368.1	$1,270.6	$1,025.8

(a)	Depreciation and amortization expense for the three and nine months ended September 30, 2011 includes a $16.2 million in-process research and development asset impairment charge.

Conference Call

Mylan will host a conference call and live audio webcast today, Wednesday, October 26, 2011, at 8:30 a.m. ET, in conjunction with the release of its financial results. The dial-in number to access the call is 877.402.3913 or 817.382.5964 for international callers. A replay, available for approximately seven days, will be available at 800.585.8367 or 404.537.3406 for international callers with access pass code 12176566. To access a live audio webcast of the call, please log on to Mylan’s website (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software. A replay of the webcast will be available on www.mylan.com for approximately seven days.

About Mylan

Mylan Inc. ranks among the leading generic and specialty pharmaceutical companies in the world and provides products to customers in more than 150 countries and territories. The company maintains one of the industry’s broadest and highest quality product portfolios supported by a robust product pipeline; operates one of the world’s largest active pharmaceutical ingredient manufacturers; and runs a specialty business focused on respiratory, allergy and psychiatric therapies. For more information about Mylan, please visit www.mylan.com. For more information about generic drugs, please visit www.ChoosingGenerics.com.

Forward Looking Statements

This press release includes statements that constitute “forward-looking statements”, including with regard to the company’s future operations, its earnings expectations, its growth targets and anticipated product launches. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business integrations and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the company’s business; uncertainties and matters beyond the control of management; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, the providing of estimates of financial measures, in accordance with GAAP and related standards. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors set forth in the company’s Report on Form 10-Q, for the period ended June 30, 2011, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the company’s control between the date of this release and the date that its Form 10-Q for the quarter ended September 30, 2011, is filed with the SEC could potentially result in adjustments to reported results. The company undertakes no obligation to update statements herein for revisions or changes after the date of this release.

Mylan Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited; in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Net revenues	$1,572,341	$1,344,999	$4,579,215	$3,979,648
Other revenues	3,415	10,114	19,375	36,375

Total revenues	1,575,756	1,355,113	4,598,590	4,016,023
Cost of sales	917,365	775,056	2,679,825	2,377,818

Gross profit	658,391	580,057	1,918,765	1,638,205

Operating expenses:
Research and development	70,847	71,992	218,651	200,076
Selling, general and administrative	319,389	272,285	913,604	796,420
Litigation settlements, net	2,247	1,462	28,457	14,299

Total operating expenses	392,483	345,739	1,160,712	1,010,795

Earnings from operations	265,908	234,318	758,053	627,410
Interest expense	85,772	87,536	254,836	239,985
Other (expense) income, net	12,073	(15,269)	22,543	(29,437)

Earnings before income taxes and noncontrolling interest	192,209	131,513	525,760	357,988
Income tax provision (benefit)	34,831	(12,026)	116,851	33,245

Net earnings	157,378	143,539	408,909	324,743
Net (earnings) loss attributable to the noncontrolling interest	(680)	(356)	(1,590)	525

Net earnings attributable to Mylan Inc. before preferred dividends	156,698	143,183	407,319	325,268
Preferred dividends (a)	—	34,759	—	104,276

Net earnings attributable to Mylan Inc. common shareholders	$156,698	$108,424	$407,319	$220,992

Earnings per common share attributable to Mylan Inc. common shareholders:
Basic	$0.37	$0.35	$0.94	$0.72

Diluted	$0.36	$0.33	$0.92	$0.71

Weighted average common shares outstanding (a):
Basic	426,412	309,446	432,265	308,470

Diluted	431,587	437,921	441,817	313,014

(a)	The three and nine months ended September 30, 2011 includes the effect of the Preferred Stock Conversion into approximately 125.2 million shares of Mylan common stock on November 15, 2010. For the three months ended September 30, 2010, the if-converted method is dilutive; therefore, the preferred stock conversion is included in the computation of diluted earnings per share. For the nine months ended September 30, 2010, the if-converted method is anti-dilutive; therefore, the preferred stock conversion is excluded from the computation of diluted earnings per share.

Mylan Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	September 30, 2011	December 31, 2010
Assets:
Current assets:
Cash and cash equivalents	$512,837	$662,052
Restricted cash	9,329	23,972
Marketable securities	30,249	29,085
Accounts receivable, net	1,280,012	1,157,081
Inventories	1,386,541	1,240,271
Other current assets	390,070	446,982

Total current assets	3,609,038	3,559,443
Intangible assets, net	2,226,283	2,501,150
Goodwill	3,558,677	3,599,334
Other non-current assets	1,724,120	1,876,877

Total assets	$11,118,118	$11,536,804

Liabilities:
Current liabilities	$2,374,934	$1,809,612
Long-term debt (b)	4,483,221	5,263,376
Other non-current liabilities	765,827	848,415

Total liabilities	7,623,982	7,921,403
Noncontrolling interest	12,580	13,522
Mylan Inc. shareholders’ equity	3,481,556	3,601,879

Total liabilities and equity	$11,118,118	$11,536,804

(b)	At September 30, 2011, long-term debt of approximately $680.3 million related to the Senior Convertible Notes and a portion of the Euro Tranche A and B Term Loans is now classified as a current liability.

Mylan Inc. and Subsidiaries

Summary of Revenues by Segment

(Unaudited; in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Generics:
Third party net sales
North America	$697.0	$572.5	$2,120.3	$1,713.8
EMEA	350.8	363.5	1,118.6	1,148.9
Asia Pacific	310.6	267.9	897.6	769.1

Total third party net sales	1,358.4	1,203.9	4,136.5	3,631.8
Other third party revenues	3.1	9.3	16.8	31.9

Total third party revenues	1,361.5	1,213.2	4,153.3	3,663.7
Intersegment revenues	0.4	2.4	1.2	34.3

Generics total revenues	1,361.9	1,215.6	4,154.5	3,698.0
Specialty:
Third party net sales	214.0	141.1	442.7	347.8
Other third party revenues	0.3	0.8	2.6	4.5

Total third party revenues	214.3	141.9	445.3	352.3
Intersegment revenues	17.1	13.7	51.4	47.4

Specialty total revenues	231.4	155.6	496.7	399.7
Elimination of intersegment revenues	(17.5)	(16.1)	(52.6)	(81.7)

Consolidated total revenues	$1,575.8	$1,355.1	$4,598.6	$4,016.0